EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following registration statements of AutoNation, Inc.:

•	Forms S-3 (Registration Nos. 33-61649, 33-62489, 33-63735, 333-04269, 333-18009, 333-23415, 333-29217, 333-35749 and 333-44611);

•	Forms S-3/A (Registration Nos. 33-65289, 333-01757, 333-08479 and 333-20667);

•	Forms S-4 (Registration Nos. 333-17867, 333-17869, 333-17915 and 333-41505);

•	Form S-4/A (Registration No. 333-71098); and

•	Forms S-8 (Registration Nos. 33-93742, 333-07623, 333-19453, 333-20669, 333-29265, 333-42891, 333-56967, 333-90819 and 333-81888)

of our report dated February 4, 2003, relating to the consolidated financial statements of AutoNation, Inc. and subsidiaries as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of Statement of Financial Accounting Standards No. 142 and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in this Annual Report on Form 10-K of AutoNation, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida

March 8, 2004